Exhibit 99.1 FIRY SELLS EXIT GAMES STAKE FOR $55 MILLION IN CASH, 22X THE 2021 VINTAGE AVERAGE DPI Fully realized cash exit from a 2021 vintage where the average U.S. venture fund has returned five cents on the dollar LAS VEGAS – Oct. 5, 2026 – Firy Inc. (NYSE: FIRY) ("FIRY" or the "Company") today announced that it completed the sale of its entire equity stake in Exit Games, representing approximately 10.5% of Exit Games' outstanding share capital, back to Exit Games for total cash consideration of $55 million. The transaction closed on Friday, October 2, 2026, and FIRY received the proceeds in full. "Exit Games' management has built a great business around Photon, and we are rooting for them," said Andrew Paradise, CEO and Founder of FIRY. "We invested in Exit Games in 2021, at what turned out to be the height of the venture market over the last decade. Five years later, the average 2021-vintage fund has distributed five cents on the dollar, and most of that vintage is still sitting in illiquid marks. We are exiting in cash and above our purchase price. Cash back on the balance sheet gives FIRY optionality in our other endeavors." The sale represents a fully realized cash return of approximately 1.1x FIRY's original investment, which was made in July 2021 near the peak of private technology valuations. By comparison, 2021-vintage US venture capital funds had distributed an average of 0.05x of paid- in capital at their five-year mark, the lowest of any vintage after five years since 1997. FIRY's realized return is approximately 22 times that average. FIRY acquired its minority stake in Exit Games, the Hamburg-based developer of the Photon multiplayer networking technology, for a purchase price of $50 million in July 2021 under an agreement entered into by the Company under its former name, Skillz Inc. Source: PitchBook, a Morningstar company, "The 2021 Vintage's Weak DPI Is Not the Warning Sign It Looks Like," August 6, 2026. Vintage DPI is a fund-level average for US venture capital funds, net of fees and carry; FIRY's 1.1x reflects gross cash proceeds on a single investment. About Firy Inc. FIRY is a global holding company built to fuel business potential. Through its growing portfolio, including Skillz, RZR, and Beamable, FIRY operates at the intersection of content, identity, commerce, and performance marketing. By leveraging first-party data, enterprise-scale infrastructure, and scalable operating systems, FIRY enables scalable growth while maintaining a disciplined focus on capital efficiency and long-term value creation.

About Exit Games Exit Games GmbH, based in Hamburg, Germany, develops Photon, the multiplayer networking technology behind thousands of games across all major engines and platforms, including global hits such as Stumble Guys. Founder-owned and self-funded, Exit Games is on a mission to make Photon the standard for multiplayer. Media Contact: Seth Medvin, Head of Communications smedvin@firy.com comms@firy.com Investor Contact: Richard Land/Devon Chase Alliance Advisors Investor Relations FIRY_IR@allianceadvisors.com